Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Amendment No. 2 to the Registration Statement of Biofrontera, Inc. on Form S-1 (File No. 333-274871) of our report dated October 3, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Biofrontera, Inc. as of and for the years ended December 31, 2022 and 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

East Hanover, New Jersey

October 26, 2023